Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Adviser Managed Trust:

We consent to the use of our report dated September 29, 2016, with respect to the financial statements of Adviser Managed Trust, comprised of the Tactical Offensive Equity Fund and the Tactical Offensive Fixed Income Fund, as of July 31, 2016, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 28, 2016